Exhibit 16.1

March 14, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01(a) of Form 8-K of Rezolute, Inc. dated March 14, 2024, and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Plante & Moran, PLLC
Cleveland, Ohio